Exhibit 10.9

EXECUTION COPY

SEPARATION AND RELEASE AGREEMENT

Osiris Therapeutics, Inc. (“Osiris” or the “Company”) and Linda Palczuk (“You”) enter into this Separation and Release Agreement (“Agreement”) effective as of the Effective Date (as defined below).

WHEREAS, Your final day of employment with the Company shall be February 9, 2018 (the “Separation Date”); and

WHEREAS, You and Osiris desire to pursue an orderly transition of your responsibilities;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, Osiris and You hereby agree as follows:

1.                    Separation Date.    Your employment with the Company shall end on the Separation Date.  The Company shall pay any and all of Your compensation due and owing as of the Separation Date, including payment for 47.49 hours of accrued paid time off, in accordance with the Company’s regular payroll practices.  Except as specifically provided by this Agreement, the Company shall have no other obligations or liabilities to You following the Separation Date.

2.                    Consideration.  As consideration for You executing this Agreement and not revoking the same, and abiding by this Agreement’s terms, the Company agrees to pay You (i) a lump sum of $25,000, less applicable taxes and withholdings, within thirty (30) days of the Effective Date, as defined in Section 7(c), and (ii) an amount of up to $4,800, to reimburse You for costs associated with the termination of your apartment and furniture rentals, as supported by reasonable documentation submitted to the Company and payable by the Company within fifteen (15) days of receipt of such documentation.

3.                    Return of Confidential Information, Materials, and Equipment.  You represent that You will deliver by the Separation Date (or, if in electronic form, destroy) all credit cards, papers, books, records, samples, plans, computer programs, user names and passwords or other documents, information or materials in Your possession or control constituting Confidential Information or other property of Osiris, including copies, to the General Counsel of Osiris, unless otherwise agreed to between You and the Company in writing.  With respect to the physical hardware or equipment (such as Your Company-issued phone), the Company will, upon Your request, negotiate with You in good faith to reach reasonable terms for Your purchase of such equipment (which will, in such an event and as a condition of Your purchase, be cleansed of any Company Confidential Information).  The Company agrees that it will not provide You with Company Confidential Information and material non-public information after the Separation Date.

4.                    Benefits.  You will not be eligible for further participation in any benefit plans of Osiris after the Separation Date, except as required by law or as provided by this Agreement.  Notwithstanding the foregoing, the Company shall continue to provide You health benefits through the end of the month of February 2018.  Osiris will provide You all rights to continue or convert Your benefits under the Osiris employee benefit plans (“plans”) that are available to former employees under those plans or as required by law.  Such rights must be exercised by You, if at all, within the time periods established by law and the applicable plans.

5.                    Entire Agreement; Supersession. This Agreement constitutes the entire agreement between You and Osiris regarding the terms of Your separation from Osiris.  No modification of this Agreement shall be valid unless signed by the party against whom such modification is sought to be enforced.  In addition, You hereby reaffirm Your existing obligations, to the fullest extent permitted by law, under Sections 7-12 of Your Employment Agreement with the Company, dated June 24, 2017 (“Employment Agreement”), each of which shall survive the execution of this Agreement, and shall remain in full force and effect.

6.                    Non-disparagement.  Except to the extent required by truthful statements pursuant to compulsory process or in connection with any governmental proceedings, You shall not disparage or portray in a negative light Osiris, its related and affiliated entities, and their shareholders, members, directors, officers, employees, or agents (past, present and future) and their predecessors, heirs, successors and assigns.  Similarly, except to the extent required by truthful statements pursuant to compulsory process or in connection with any governmental proceedings, Osiris shall not disparage or portray You in a negative light, and shall direct its officers and directors to not disparage or portray You in a negative light.

7.                    Release.  Except for a claim based upon a breach of this Agreement, by signing this Agreement pursuant to its terms, You hereby release the Released Osiris Parties (as defined below) from any and all claims, suits, demands, actions or causes of action of any kind or nature whatsoever, whether the underlying facts are known or unknown, which You have or now claim, or might have or claim, pertaining to or arising out of Your Employment Agreement with Osiris, Your employment by Osiris or Your separation therefrom and any services provided to the Company under any local state, or federal common law, statute, regulation or ordinance, including without limitation those claims dealing with employment discrimination, and including but not limited to Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq.; 42 U.S.C. § 1981; the Age Discrimination in Employment Act, as modified by the Older Workers Benefit Protection Act, the Civil Rights Act of 1991 (“ADEA”); the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Maryland Equal Pay Act; Title 20 of the State Government Article of the Maryland Annotated Code; claims for breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; inducing breach of any contract; promissory estoppel; reformation; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; deceit; concealment; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; breach of fiduciary duty; personal injury; assault; battery; invasion of privacy; false imprisonment; conspiracy; unfair business practices; conversion; misrepresentation; defamation; wrongful discharge under state common law; for infliction of emotional distress or for any other tort under common law, statute or regulation.  This release shall run to and be for the benefit of Osiris, and each of its related or affiliated entities, and all predecessors, successors and assigns thereof and each of their shareholders, directors, officers, employees, agents, contractors, and attorneys, past or present, and all predecessors, successors, heirs and assigns thereof (“Released Osiris Parties”).  This release shall run to and be binding upon You and Your heirs and assigns.

Notwithstanding the foregoing, nothing in this Agreement shall be construed to waive any right that is not subject to waiver by private agreement, including, without limitation, any claims arising under state unemployment insurance or workers compensation laws.  You understand that rights or claims under the ADEA that may arise after You execute this Agreement are not waived.  Likewise, nothing in this Agreement shall be construed to prohibit You from filing a charge with or participating in any investigation or proceeding conducted by the EEOC, NLRB, or any comparable state or local agency.  Notwithstanding the foregoing, You agree to waive Your right to recover individual relief in any charge, complaint, or lawsuit filed by You or anyone on Your behalf.  Notwithstanding anything to the contrary herein, You understand that nothing in this Agreement restricts or prohibits You from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, expressly including the Securities and Exchange Commission and the United States Department of Justice (collectively, “Government Agencies”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation, and You do not need the Company’s prior authorization to engage in such conduct.  This Agreement does not limit Your right to receive an award for information provided to Government Agencies.

The following provisions are applicable to and made a part of this Agreement and the foregoing general release and waiver:

(a)                     In exchange for signing this general release and waiver hereunder, You hereby acknowledge that You have received consideration beyond that to which You otherwise are entitled under Osiris policy or applicable law.  Similarly, in exchange for signing this general release and waiver hereunder, Osiris hereby acknowledges that the Company has received consideration beyond that to which Osiris otherwise is entitled under applicable statutory and common law.

(b)                     Osiris previously has advised, and, again, hereby expressly advises, You to consult with an attorney of Your choosing at Your own expense prior to executing this Agreement since it contains a general release and waiver.

(c)                      You acknowledge that You have been given twenty-one (21) days from the date of presentment to consider whether or not to execute this Agreement.  Should You choose to sign this Agreement before that 21-day period expires, You acknowledge that You do so knowingly, voluntarily and following consultation with counsel.  You have a period of seven (7) days from the date You sign this Agreement in which to revoke said execution, and this Agreement shall not become effective or enforceable until the day after the expiration of such revocation period (“Effective Date”).  In order to timely revoke this Agreement, You must deliver a written revocation to the General Counsel of Osiris by 5:00 p.m. on the seventh (7th) day after You execute the Agreement.  Notwithstanding the foregoing, this Agreement shall be null and void if You execute it prior to Your Separation Date.

(d)                     If You elect not to sign this Agreement (or if You sign this Agreement and later revoke the Agreement in a timely manner), then no further payments or benefits will be made and/or provided to You by Osiris under this Agreement and you shall be entitled only to such compensation, payments or continued or converted insurance coverage as may be required by law.

(e)                      You acknowledge that You are aware that You may hereafter discover facts in addition to or different from those that You now know or believe to be true with respect to the subject matter of this Agreement, but that this Agreement shall be and remain in effect as a full and complete general release of the released matters notwithstanding the discovery of any such additional or different facts.

8.                    Covenant.  To the maximum extent permitted by law, and subject to Section 9 hereof, You covenant not to sue or to institute or cause to be instituted any action in any federal, state or local agency, court or other tribunal against the Released Osiris Parties.  If You breach the terms of the applicable release and covenant not to sue, then Osiris will be entitled to recover its damages, including without limitation costs and reasonable attorney fees.  To the maximum extent permitted by law, and subject to Section 9 hereof, Osiris covenants not to sue or to institute or cause to be instituted any action in any federal, state or local agency, court or other tribunal against You.  If Osiris breaches the terms of the applicable release and covenant not to sue, then You will be entitled to recover Your damages, including without limitation costs and reasonable attorney fees.

9.                    Cooperation with Legal Proceedings.  After the Separation Date, You agree that You will make Yourself available, upon reasonable request, to cooperate and assist Osiris in, and keep Osiris informed of, any Claim (as defined below) that Osiris reasonably determines Your participation to be necessary, which participation may include meeting with representatives of Osiris or its affiliates (including attorneys), participating in any proceeding regarding such Claim, keeping Osiris apprised of material developments with respect to such Claim, and providing truthful and accurate information; provided, however that You in no event shall be required to (i) waive Your U.S. constitutional rights or privileges, (ii) cooperate in connection with a Claim brought by Osiris against You or a Claim brought by You against Osiris, or (iii) disclose confidential information of any third party which You are legally bound to maintain as confidential.  You will be entitled to reimbursement of expenses, to the extent reasonably and actually expended in such endeavors at Osiris’s prior and specific request, which payment shall be paid by Osiris within thirty (30) days following receipt of documentation thereof, as determined to be in appropriate detail alone by Your counsel (which must be provided within thirty (30) days of the end of the calendar month in which such time was incurred or such expenses were recorded for reimbursement).  Failure to pay such fees and expenses within 30 days of presentation of such summary invoice as documentation thereof shall be deemed a breach by Osiris of this Agreement.  The Company shall also compensate You at an hourly rate reasonably agreed to by the Company and You and based on your 2018 base salary, for any time you spend on behalf of the Company in compliance with this Section 9.  Nothing in this Agreement or elsewhere is intended or shall be construed to prevent You from cooperating fully with any governmental investigation or review, including keeping Your cooperation or participation confidential from Osiris.  For purposes of this Agreement, “Claim” shall mean any pending, threatened or anticipated non-governmental claim, litigation, demand, request, investigation, inquiry, proceeding, audit, dispute, controversy, discovery request or request for testimony or information asserted (against the Company, You, or any Company affiliate or business partner) while You were an employee or consultant of the Company or which arose from or was related to Your conduct while You were an employee or consultant of the Company.  For the sake of clarity, nothing in this Agreement is intended to waive or supersede any obligations the Company has to You with respect to indemnification or advancement of expenses under applicable law, the Company’s articles of incorporation or bylaws or any Company undertakings currently in place applicable to You.

10.             Injunctive Relief.  You agree that any breach by You of this Agreement will cause Osiris or its affiliates great injury which will be difficult, if not impossible, to measure and that such injury will be immediate and irreparable for which Osiris and its affiliates will have no adequate remedy at law.  Consequently, You agree that any material breach by You of this Agreement shall entitle Osiris or its affiliates to injunctive relief, and shall entitle Osiris to cancel its obligations under this Agreement.  You agree that in the event of a breach by You of this Agreement, Osiris and its affiliates would be more harmed by the denial of an injunction or other equitable relief than You would be harmed by the issuance of an injunction or other equitable relief and that the public interest would be furthered by the issuance of an injunction or other equitable relief to prevent further or additional breach of this Agreement.  Finally, You agree that, if Osiris or any of its affiliates initiates a claim against, or defends a claim lodged by, You and prevails in any respect, You shall pay all costs and expenses, including attorney’s fees, incurred by Osiris or such affiliate.  Osiris agrees that any breach by Osiris of this Agreement will cause You and Your affiliates great injury which will be difficult, if not impossible, to measure and that such injury will be immediate and irreparable for which You and Your affiliates will have no adequate remedy at law.  Consequently, Osiris agrees that any material breach by Osiris of this Agreement shall entitle You and Your affiliates to injunctive relief, and shall entitle You to cancel Your obligations under this Agreement.  Osiris agrees that in the event of a breach by Osiris of this Agreement, You and Your affiliates would be more harmed by the denial of an injunction or other equitable relief than Osiris would be harmed by the issuance of an injunction or other equitable relief and that the public interest would be furthered by the issuance of an injunction or other equitable relief to prevent further or additional breach of this Agreement.  Finally, Osiris agrees that, if You or any of Your affiliates initiates a claim against, or defends a claim lodged by, Osiris and prevails in any respect, then Osiris shall pay all costs and expenses, including attorney’s fees, incurred by You or such affiliate.

11.             Judicial Review.  If any provision, section, subsection or other portion of this Agreement shall be determined by any tribunal to be invalid, illegal or unenforceable in whole or in part, and such determination shall become final, such provision or portion shall be deemed to be severed or limited, but only to the extent required to render the remaining provisions and portions of this Agreement enforceable.  This Agreement shall be enforced so as to give effect of the intention of the parties insofar as that is possible.  In addition, the parties hereby expressly empower the tribunal to modify any term or provision of this Agreement to the extent necessary to comply with existing law and to enforce this Agreement.

12.             Governing Law. This Agreement shall be construed in accordance with laws of the State of Maryland.

13.             Tax Treatment.  All payments that may be made and benefits that may be provided pursuant to this Agreement are intended to qualify for an exclusion from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any related regulations or other pronouncements thereunder and, to the extent not excluded, to meet the requirements of Section 409A of the Code. Any payments made under this Agreement which are paid on or before March 15 of the year following the Effective Date are intended to be excluded from Code Section 409A under the short-term deferral exclusion set forth in Treas. Reg. Section 1.409A-1(b)(4). To the extent that any payment under this Agreement is not otherwise excluded from Code Section 409A and if You are a “specified employee” as defined in Code Section 409A, any portion of such amounts payable as a result of Your separation from service within the meaning of Code Section 409A shall not be paid to You until the first day of the seventh (7th) month following Your separation from service (provided that if You die any delayed amounts shall be paid immediately).  Reimbursements of expenses or benefits or provision of fringe or other in-kind benefits shall be made, if at all, on or before the last day of the calendar year following the calendar year in which the relevant expense or benefit is incurred. The amount of expenses or benefits eligible for reimbursement, payment or provision during a calendar year shall not affect the expenses or benefits eligible for reimbursement, payment or provision in any other calendar year. While none of the payments under this Agreement are intended to result in the inclusion in Your federal gross income on account of a failure under Section 409A(a)(1) of the Code and the parties intend to administer and interpret this Agreement to carry out such intentions, Osiris does not represent, warrant or guarantee the tax effects of any payment to You under this Agreement.

14.             Counterparts.  This Agreement may be signed in multiple counterparts, each of which shall be deemed to be an original for all purposes.

15.             Independent Counsel.  You acknowledge that You have carefully read and fully understand the terms and provisions of this Agreement and all of Your rights and obligations thereunder, have had an opportunity to be represented by legal counsel of Your choosing, and that Your execution of this Agreement is voluntary.

16.             Authorization to Sign.  Osiris confirms that its General Counsel has executed this Agreement below and represents and warrants that its General Counsel is vested with full authority to execute this Agreement and bind Osiris to the terms and conditions of this Agreement.

YOU FURTHER UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS TO DATE.  BY SIGNING BELOW, YOU REPRESENT AND WARRANT THAT YOU HAVE FULL LEGAL CAPACITY TO ENTER INTO THIS AGREEMENT, YOU HAVE CAREFULLY READ AND UNDERSTAND THIS AGREEMENT IN ITS ENTIRETY, HAVE HAD A FULL OPPORTUNITY TO REVIEW THIS AGREEMENT WITH AN ATTORNEY OF YOUR CHOOSING, AND HAVE EXECUTED THIS AGREEMENT VOLUNTARILY, WITHOUT DURESS, COERCION OR UNDUE INFLUENCE.

IN WITNESS WHEREOF, the parties have executed this Separation and Release Agreement.

DO NOT SIGN BEFORE FEBRUARY 9, 2018

OSIRIS THERAPEUTICS, INC.			LINDA PALCZUK

By:	/S/ RICHARD SKOW	By:	/S/ LINDA PALCZUK

Title: General Counsel

Date:	2/9/18	Date:	2/9/18